UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2011

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On October 31, 2011, OptimumBank Holdings, Inc. (the “Company”) announced that it had entered into a stock purchase agreement (the “Original Stock Purchase Agreement”) dated as of October 25, 2011, with Company director Moishe Gubin (“Gubin”), pursuant to which Gubin has agreed to purchase, subject to certain conditions, for $2.7 million in cash, 6,750,000 newly issued shares of common stock of the Company (the “Shares”).

On December 5, 2010, the Company and Gubin entered into a Restated and Amended Stock Purchase Agreement (the “Amended Stock Purchase Agreement”) primarily to accommodate the completion of all necessary regulatory applications and approvals required for Gubin to consummate the purchase of the Shares.

Pursuant to the terms of the Amended Stock Purchase Agreement, the outside closing date has been extended from February 28, 2012 to June 30, 2012. The Amended Stock Purchase Agreement provides that the agreement may be terminated by the Company or Gubin if the closing does not occur by June 30, 2012, but not by either party whose failure to perform any obligations under the agreement required to be performed on or prior to such date has been the cause of, or results in, the failure of the transaction to close on or before such date.

Under the terms of the Amended Stock Purchase Agreement, the Company’s obligation to issue and sell the Shares to Gubin is subject to the following additional conditions:

•	the Company shall have obtained all shareholder and regulatory approvals required for the Company to sell the Shares to Gubin; and

•

Gubin shall have obtained all regulatory approvals or consents required for him to purchase the Shares, including the consent of the Federal Reserve Board and the Florida Office of Financial Regulation.

The foregoing description of the terms of the Amended Stock Purchase Agreement is qualified in its entirety by reference to such Agreement, which is included as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Stock Purchase Agreement, dated as of December 5, 2011, between OptimumBank Holdings, Inc. and Moishe Gubin

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 9, 2011	By:	/s/ Richard L. Browdy
Richard L. Browdy
President and Chief Financial Officer